Exhibit 4.23


                                LOCK-UP AGREEMENT


     THIS LOCK-UP AGREEMENT (the "Agreement") is made and entered into this 12th day of August, 1999, by and between Pollution Research and Control Corp. (the "Company"), a California corporation whose offices are located at 506 Paula Avenue, Glendale, California 91201, and Mr. Albert E. Gosselin, Jr. ("Gosselin").


                                R E C I T A L S :

     WHEREAS, Gosselin was granted the right by Fidelity Funding, Inc. ("Fidelity"), the shareholder of 100,000 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of the Company, pursuant to that certain Compromise, Settlement and Release Agreement entered into between the Company and Fidelity on August 12, 1999 (the "Settlement Agreement"), to cause the sale of the Shares, provided that the proceeds from the sale thereof shall be applied in accordance with the terms and conditions of the Settlement Agreement; and

     WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Agreement, the parties hereto desire, notwithstanding the provisions of paragraph 3 of the Settlement Agreement pursuant to which the Company agreed to use its best efforts to register the Shares for sale, that the Shares be sold by Gosselin in accordance with the volume limitations of paragraph (e) of Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act"), even if they become registered for sale under the Act.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, Gosselin hereby agrees not to cause the sale, assignment, transfer, conveyance or other alienation of the Shares owned of record by Fidelity except in accordance with the volume limitations of paragraph (e) of Rule 144 of the General Rules and Regulations under the Act, regardless of whether the Shares become registered for sale under the Act.

     IN WITNESS WHEREOF, the Company and Gosselin have duly executed and delivered this Agreement as of the day and year first above written.

POLLUTION RESEARCH AND CONTROL
CORP.



By: /s/ Albert E. Gosselin Jr           /s/  Albert E. Gosselin, Jr.
    -------------------------------     ----------------------------------------
    Albert E. Gosselin, Jr.,            Albert E. Gosselin, Jr.
    President